Exhibit 8.1

Charles W. Wheeler	Direct Dial: 202-756-3308	E-mail: cwheeler@alston.com

October 18, 2004

Fifth Third Bancorp

38 Fountain Square Plaza

Fifth Third, Ohio 45263

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences to Fifth Third Bancorp (“Fifth Third”), an Ohio corporation, of the proposed merger by First National Bankshares of Florida, Inc. (“First National Bankshares”), a Florida corporation, with and into Fifth Third Financial Corporation (“Fifth Third Subsidiary”) (the transaction hereinafter referred to as the “Merger”) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 22, 2004, by and among Fifth Third, Fifth Third Subsidiary and First National Bankshares (the “Agreement”), and the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”).

In rendering the opinions expressed herein, we have relied, with the consent of Fifth Third and the consent of First National Bankshares, upon the accuracy and completeness of the statements and representations contained, respectively, in the certificate of representations of the officers of Fifth Third and First National Bankshares (“Certificates”) dated as of October 18, 2004 and October 15, 2004 respectively. We have assumed that the statements and representations in the Certificates will be complete and accurate as of the Effective Time and that all such statements and representations in the Certificates made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have made no independent investigation of the statements and representations in the Certificates. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates.

We have also relied upon the accuracy of the Agreement, the Registration Statement and the Proxy Statement-Prospectus contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (“the Code”), and the Treasury regulations issued thereunder.

We have also assumed that: (i) the transaction contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a

Fifth Third Bancorp

October 18, 2004

statutory merger under the applicable laws of the States of Ohio and Florida; and (iii) the Merger will be reported by Fifth Third and First National Bankshares on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

•	The Merger will constitute a reorganization under Section 368(a) of the Code;

•	First National Bankshares, Fifth Third and Fifth Third Subsidiary will each be parties to a reorganization within the meaning of Section 368(b) of the Code;

•	No gain or loss will be recognized by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Fifth Third Common Stock);

•	The tax basis of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the tax basis of the First National Bankshares Common Stock surrendered in exchange for the Fifth Third Common Stock (reduced by an amount allocable to a fractional share interest in Fifth Third Common Stock deemed received and redeemed); and

•	The holding period of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the holding period of the First National Bankshares Common Stock surrendered in exchange therefore, provided that such First National Bankshares Common Stock is held as a capital asset at the Effective Time.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (“SEC”) as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with the Registration Statement under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.

This opinion relates solely to material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Fifth Third stockholders or First National Bankshares stockholders subject to special treatment under United States federal income tax law, such as Fifth Third or First National Bankshares stockholders, if any, who hold Fifth Third or First National Bankshares Common Stock other than as a capital asset, who received Fifth Third or First National Bankshares Common Stock upon the exercise of employee stock options or other compensation, who hold Fifth Third or First National Bankshares Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons.

Very truly yours,

Charles W. Wheeler

Alston & Bird LLP